Exhibit 99

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559	P. Cody Phipps
President and Chief Executive Officer
or
Fareed A. Khan
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS BOARD DECLARES REGULAR DIVIDEND

AND INCREASES SHARE REPURCHASE AUTHORIZATION

DEERFIELD, Ill., Feb. 24, 2012 – United Stationers Inc. (NASDAQ: USTR) announced today that its board of directors has declared a quarterly cash dividend of $0.13 per share payable on April 13, 2012 to stockholders of record at the close of business on March 15, 2012.

The board also approved and authorized the company to purchase an additional $100 million of its common stock. Repurchases will be made in accordance with applicable securities laws in the open market or in privately negotiated transactions. Depending on market conditions and other factors, these repurchases may commence or cease from time to time without prior notice. The company also has $25 million remaining under the prior authorization approved by its board in July, 2011.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: prevailing economic conditions and changes affecting the business products industry and the general economy; United’s ability to effectively manage its operations and to implement growth, cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the risks inherent in continuing or increased customer concentration; United’s reliance on key suppliers and the supplier allowances and promotional incentives they offer; United’s reliance on independent resellers for a significant percentage of its net sales and, therefore, the importance of the continued independence, viability and success of these resellers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; the impact of a loss of, or substantial decrease in, the availability of products or service from key vendors at competitive prices; United’s ability to maintain its existing information technology and e-commerce systems and to successfully procure and implement new systems without business disruption or other unanticipated difficulties or costs; the ability of key customers to timely pay all amounts due to United; United’s ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; United’s ability to effectively identify, consummate and integrate acquisitions; the costs associated with United’s data security or any security breaches; the costs of complying with or of the imposition of liability under the laws affecting United’s business; the availability of financing sources to meet United’s business needs; United’s ability to recruit, retain and develop high-performing managers; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

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United Stationers Board Declares Regular Dividend and Increases Share Repurchase Authorization

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings. The forward-looking information in this news release is made as of this date only, and the company does not undertake to update any forward-looking statement. Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2011 net sales of $5.0 billion. The company stocks approximately 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. A network of 65 distribution centers allows it to deliver products to over 25,000 reseller customers. This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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